January 06, 2014

Carla Rolinc

Re: Conditional Offer of Employment

Dear Carla:

It is my pleasure to confirm our offer for the position of Chief Information Officer with BakerCorp reporting directly to me. We would like you to start work on or about 1 /13114 pending the favorable results of your pre-employment drug screening, and background check pursuant to BakerCorp's Alcohol and Substance Abuse Policy, and essential functions of the job. We look forward to you starting as quickly as possible following successful completion of these tests.

This offer of regular, full-time, exempt employment includes a beginning annual salary of $195,000.00 paid at a bi-weekly rate of $7,500.00. You will also be eligible for the Corporate Incentive Compensation Plan. Please review the enclosed plan document for details. Your initial ninety (90) days of employment will be considered a probationary period.

As soon as reasonably practicable following your start date, we will recommend to our Board of Directors that you be granted an option to purchase 5,000 shares of common stock of BakerCorp International Holdings, Inc., pursuant to an option agreement between that entity and you substantially in the form attached hereto. This grant is subject to the Board's approval.

You and your eligible dependents (as set forth in the attached employee benefit materials) may be eligible to enroll in some or all of the employee benefit plans maintained by BakerCorp. There may be a waiting period for you and/or your eligible dependents. The Benefit Plans include medical, dental, vision, life insurance, accidental death and dismemberment, and disability. Participation in these coverage options and the 401 (k) plan are on a pre-tax basis Please note the rules regarding the eligibility to participate in, and all other requirements applicable to the Benefit Plans, are contained in the Summary Plan Documents and should be your sole source of information with respect to the Benefit Plans. In the event of any discrepancy between the SPDs and any other document or information provided to you, including representations made by any employee of BakerCorp, the SPDs will control.

In order to successfully complete the required pre-employment process, there are a number forms that you need to print out, complete, sign and return within three (3) business days of receipt of this letter. We recommend you keep copies for your files.

3020 Old Ranch Parkway f Suite 220 I Seal Beach, California 90740 (562) 430-6262 f (562} 430-4865 Fax f www.bakercorp.com Ronne, Carla	Other NE Offer Letter v07012013

Conditional Offer of At-Will Employment
Page2
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ATTACHMENT	TITLE	DIRECTIONS
2-A	Acceptance and Acknowledgment	Sign this form to acknowledge receipt and acceptance of all terms of this Conditional Offer of At-Will Employment and the Company policies.
2-B	BakerCorp Alcohol and Substance Abuse Policy	Read carefully and ask any questions you may have to ensure that you fully understand the policy. Keep the policy document for your records.
2-B	Receipt and Acknowledgement and Consent and Authorization for Release of Information	On page 10 of the Alcohol and Substance Abuse Policy is a form for you to complete and sign to acknowledge receipt and acceptance of the policy and well as authorization for release of your information.
2-E	Lists of Acceptable Documents
Review the list of required documents to establish your
identity and employment authorization required by
Federal law. Bring the acceptable documents with you
the first day of employment and keep this document for
your records.

2-H	Summary of Your Rights Under the Fair Credit Reporting Act	Read this form carefully that details your rights when background checks are completed. Please keep this form for your records.
	The Corporate Incentive Compensation Plan	Sign Attachment 2-A Acceptance and Acknowledgment form to acknowledge receipt and acceptance. Keep the document for your records.
Clinic Instructions Packet Sent separately to you by overnight carrier
You will receive a Clinic Instructions Packet that includes
all the forms you are required to take to the clinic to
perform your pre-employment tests. Take.this entire
packet along with a valid form of identification to the clinic within 3 days of receipt of the packet.

Please email newhires@bakercorp.com after you have
visited the clinic.

3020 Old Ranch Parkway f Suite 220 I Seal Beach, California 90740 (562) 430-6262 f (562} 430-4865 Fax f www.bakercorp.com Ronne, Carla	Other NE Offer Letter v07012013

Conditional Offer of Employment
Page3

Here are your options for returning the documents to us:

1.	Scan signed copies and email to newhires@bakercorp.com Please feel free to take the forms to a BakerCorp branch or office for assistance.

2.	Fax signed copies to (562) 375-0577. Please feel free to take the forms to a BakerCorp branch or office for assistance.

3.
Put the signed originals in the reusable overnight envelope used to deliver your Clinic Instructions, attached the pre-paid return label that was enclosed in the envelope, and take it to your local FedEx or UPS.

Employment with BakerCorp is for no specific period of time. Accordingly, either you or BakerCorp may terminate your employment relationship at any time for any reason, with or without cause. Additionally, your job duties, title, compensation and benefits, BakerCorp personnel policies and procedures and all terms of employment may be changed from time to time by BakerCorp with or without cause. The "at-will" nature of your employment with BakerCorp, as set forth above, may only be changed in a written document expressly doing so, which is signed by you and the Chief Executive Officer of the company.

This offer is made to you based on our assessment of your personal capabilities and suitability for employment with BakerCorp, and not to gain access to confidential or proprietary information or trade secrets pertaining to any former employer. You are not to utilize or divulge confidential or proprietary information or trade secrets pertaining to any former employer in connection with your employment at BakerCorp and you are reminded that you must comply with any legally enforceable agreements you have entered with your former employers regarding such matters. Notwithstanding the foregoing, you represent and warrant that you have you not entered into such agreement with your former employers, and realize that BakerCorp is relying on your representation in extending this offer to you. This offer supersedes all previous offers, negotiations and communications, oral, written or implied, with you regarding employment with BakerCorp.

BakerCorp has been built by people like you, people who have integrity, care about providing excellent customer service and who want to work for a company where they can proudly grow their careers.

Congratulations Carla on being selected to join our team. At BakerCorp, we strive to hire only the best and highest quality individuals who will make a difference. We look forward to your contributions and the continued success of BakerCorp.

Sincerely,

/s/ Bob Craycraft
BobCraycraft
Chief Executive Officer
Enclosures

3020 Old Ranch Parkway f Suite 220 I Seal Beach, California 90740 (562) 430-6262 f (562} 430-4865 Fax f www.bakercorp.com Ronne, Carla	Other NE Offer Letter v07012013

ATTACHMENT 2-A
Acceptance and Acknowledgment

I agree to and accept the terms and conditions of employment as outlined in my Conditional Offer of Employment and the Company policies. My acceptance is based solely on the terms and conditions stated in this offer notwithstanding any oral representations that may have been made tome.

I attest to the fact that I have not signed any documents from any previous employer, including but not limited to a non-compete or non-solicitation agreement, that would restrict me in any way from working for BakerCorp or performing any duties assigned to me at BakerCorp. I further represent, warrant and agree that I will not use, disclose or rely upon any confidential, trade secret, or proprietary information belonging to my previous employer(s), including but not limited to customer lists, sales methods, and techniques, for the benefit of or while employed by BakerCorp.

I understand that as a condition of employment with BakerCorp, I must sign and return:

1.	Acceptance and Acknowledgement form (Attachment 2-A)

2.	BakerCorp Alcohol and Substance Abuse Policy Receipt and Acknowledgement and Consent and Acknowledgement for Release of Information (Attachment 2-B)

3.	Applicant Disclosure, Authorization and Release Form (Attachment 2-F)

4.	Consumer Disclosure and Authorization Form (Attachment 2-G)

Please return these required . documents and visit the cUtlic within three 13) business days of receipt. We recommend you keep copies of all documents for your files.

Again, here are your options for returning the documents to us:

1.	Scan signed copies and email to newhires@bakercorp.com Please feel free to take the forms to a BakerCorp branch or office for assistance.

2.	Fax signed copies to (562) 375-0577.

3.
Put the signed originals in the reusable overnight envelope used to deliver your Clinic Instructions, attached the pre-paid return label that was enclosed in the envelope, and take it to your local FedEx or UPS.

Print Name:	Carla D. Rolinc

Signature:	/s/ Carla D. Rolinc	Date:	1/8/2014

3020 Old Ranch Parkway f Suite 220 I Seal Beach, California 90740 (562) 430-6262 f (562} 430-4865 Fax f www.bakercorp.com Ronne, Carla	Other NE Offer Letter v07012013